Exhibit 99.1

Abitibi-Consolidated and Bowater Provide Merger Update

MONTRÉAL, Québec and GREENVILLE, South Carolina, September 18, 2007 – Abitibi-Consolidated Inc. (NYSE: ABY, TSX: A) and Bowater Incorporated (NYSE: BOW, TSX: BWX) today announced continued progress with the U.S. Department of Justice (DOJ) pertaining to their proposed combination. The companies reaffirmed their expectation that DOJ approval will be obtained within the next few weeks. As a result of this timeline, the closing is now anticipated for early in the fourth quarter.

The combined company, AbitibiBowater, will produce a wide range of newsprint and commercial printing papers, market pulp and lumber products. It will be the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater will own or operate 32 pulp and paper facilities and 35 wood product facilities located in the United States, Canada, the United Kingdom and South Korea. It will also be among the world’s largest recyclers of newspapers and magazines, and will have more third-party certified sustainable forest land than any other company in the world.

About Abitibi-Consolidated Inc.

Abitibi-Consolidated is a global leader in newsprint and commercial printing papers as well as a major producer of wood products, serving clients in some 70 countries from its 45 operating facilities. Abitibi-Consolidated is among the largest recyclers of newspapers and magazines in North America, diverting annually approximately 1.7 million tonnes of paper from landfills, and is an industry leader in Canada in terms of forest certification.

About Bowater Incorporated

Bowater Incorporated is a leading producer of coated and specialty papers and newsprint. In addition, the company sells bleached market pulp and lumber products. Bowater has 12 pulp and paper mills in the United States, Canada and South Korea. In North America, it also operates one converting facility and owns 10 sawmills. Bowater’s operations are supported by approximately 708,000 acres of timberlands owned or leased in the United States and Canada and 28 million acres of timber cutting rights in Canada. Bowater operates six recycling plants and is one of the world’s largest consumers of recycled newspapers and magazines.

Contacts

Investors:	Investors:
Abitibi-Consolidated	Bowater
Francesco Alessi	Duane A. Owens
Vice-President, Investor Relations and Taxation	Vice President and Treasurer
(514) 394-2341	(864) 282-9488
falessi@abitibiconsolidated.com

Media:	Media:
Abitibi-Consolidated	Bowater
Seth Kursman	Kathleen M. Bennett
Vice President, Communications and Government Affairs	Vice President – Government Affairs, Communications & Environment
(514) 394-2398	(864) 282-9452
seth_kursman@abitibiconsolidated.com	bennettkm@bowater.com

Forward-Looking Statements

Any statements made regarding the proposed combination between Abitibi-Consolidated Inc. and Bowater Incorporated, the expected timetable for completing the combination, the anticipated conclusion of the parties’ discussions with the U.S. Department of Justice, and other statements contained in this news release that are not historical fact are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations. These statements may be identified by the use of forward-looking terminology such as the words “expects,” “projects,” “intends,” “believes,” “anticipates” and other terms with similar meaning indicating possible future events or actions or potential impact on the businesses or shareholders of Abitibi-Consolidated and Bowater. Such statements include, but are not limited to, statements about future financial and operating results, Abitibi-Consolidated’s and Bowater’s plans, objectives, expectations and intentions, the markets for Abitibi-Consolidated’s and Bowater’s products, the future development of Abitibi-Consolidated’s and Bowater’s business, and the contingencies and uncertainties to which Abitibi-Consolidated and Bowater may be subject and other statements that are not historical facts. This news release also includes information that has not been reviewed by either company’s independent auditors. There is no assurance the combination contemplated in this news release will be completed at all, or completed upon the same terms and conditions described. All forward-looking statements in this news release are expressly qualified by information contained in each company’s filings with regulatory authorities.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain required U.S. Department of Justice approval of the combination on the proposed terms and schedule and without material concessions; the risk that the businesses will not be integrated successfully; the risk that the cost savings and other expected synergies from the combination may not be fully realized or may take longer to realize than expected; and disruption from the combination making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that could cause Abitibi-Consolidated’s and Bowater’s results to differ materially from those described in the forward-looking statements can be found in the periodic reports filed by Abitibi-Consolidated and Bowater with the SEC and the Canadian securities regulatory authorities and available at the SEC’s internet site (http://www.sec.gov) and on SEDAR (http://www.sedar.com). Neither Abitibi-Consolidated nor Bowater undertakes and each specifically disclaims, any obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.